Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2014

■	First Quarter 2014 Revenue:	$1.41 billion; up 9%
■	First Quarter 2014 Operating Income:	$117 million; down 6%
■	First Quarter 2014 EPS:	58 cents vs. 61 cents

LOWELL, ARKANSAS, April 14, 2014 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2014 net earnings of $68.7 million, or diluted earnings per share of 58 cents vs. first quarter 2013 net earnings of $73.3 million, or 61 cents per diluted share.

Total operating revenue for the current quarter was $1.41 billion, compared with $1.29 billion for the first quarter 2013. Rail service disruptions and a series of winter storms in the Midwest and Northeast adversely affected load growth in Intermodal (JBI). JBI load growth was 5% over first quarter 2013 levels. The same outside influences helped create a tighter trucking market which helped Integrated Capacity Solutions (ICS) increase load growth by 3% and revenue per load by 29% over the same period in 2013. Dedicated Contract Services (DCS) increased revenue by 15% over prior year primarily from 2013 start-ups becoming fully implemented and new contracts signed in the current period. Truck (JBT) revenue decreased by 9% on a 9% reduction in fleet size; mainly from a lack of independent contractors.

Operating income for the current quarter totaled $117 million vs. $125 million for the first quarter 2013. JBI operating income decreased from first quarter 2013 primarily due to increased costs incurred to recover from rail service disruptions and weather effects. DCS operating income decreased from the same period 2013 primarily due to higher costs incurred from weather effects and a higher reliance on third-party carriers from the inability to hire a sufficient number of drivers in certain recruiting areas of the country. ICS and JBT operating income increased primarily from tighter truck capacity that yielded higher spot rates and gross margins and gains on equipment sales.

Net interest expense for the current quarter was virtually flat and the effective income tax rate for the quarter was 38.10% versus 38.25% from the same period last year.

“It was evident that the weather in the first quarter, particularly in January and February, played a significant role in both our growth and profitability,” stated John N. Roberts, III, President and CEO of J.B. Hunt Transport Services, Inc. “Feedback from our customers about their business expectations for the remainder of the year gives us encouragement that growth should return to our previously announced ranges. While additional costs incurred this quarter due to the severity of the winter weather should become less pronounced, increases in driver costs, equipment costs and insurance costs are more likely to persist and must be recovered from the marketplace through revenue management in the bid cycles and customer contract discussions.”

“We were encouraged by the response our ICS business showed in dealing with the tighter truck market created by the weather, rail service disruptions and a very real driver shortage. We were also encouraged by JBT’s improvements this quarter even as they dealt with a smaller independent contractor fleet that affected their revenue expectations.”

“As we have substantially completed the management restructuring in our JBT business, we are expanding Shelley Simpson’s title to Chief Marketing Officer and President of ICS and Truck. Shelley has been performing these functions for several months now and this title change publically reflects her responsibilities to our customers and employees for the strategic growth of the entire J.B. Hunt enterprise and the profitability of these two business units,” said Roberts.

Segment Information:

Intermodal (JBI)

■	First Quarter 2014 Segment Revenue:	$835 million; up 5%
■	First Quarter 2014 Operating Income:	$93.2 million; down 4%

Rail service disruptions and winter storms that impacted the Midwest and Northeast over several weeks in the quarter limited load growth to 5% over the same period 2013. Our Eastern network realized load growth of 9% and Transcontinental loads grew 2% compared to prior year. We began to realize more normalized customer demand and network balance in March and remain confident our original 2014 growth expectations are realistic. Overall revenue grew 5% reflecting the lower volume growth and a flat revenue per load, which is the combination of customer rates, fuel surcharges and freight mix. Revenue per load excluding fuel surcharge revenue increased 1.2% year over year.

Operating income decreased 4% over prior year. Winter related service issues caused a shortage of approximately 13,000 loads, higher outside dray costs to cover mismatched loads, lower box turns, higher out of route miles and higher safety costs that affected operating income by approximately $9 million in the current period. Ongoing, yet improving, rail service issues and cost pressure to attract and retain drivers will likely continue into future periods. Recovery of these additional costs, the balancing of the overall network and the proper positioning of out of place equipment will be a primary focus for the remainder of the year. The current period ended with approximately 67,500 units of trailing capacity and 4,300 power units available to the dray fleet.

Dedicated Contract Services (DCS)

■	First Quarter 2014 Segment Revenue:	$322 million; up 15%
■	First Quarter 2014 Operating Income:	$15.6 million; down 29%

DCS revenue increased 15% during the current quarter over the same period 2013. Productivity, revenue per truck per week, was down approximately 5.7% vs. 2013 due to the large number of Midwestern and Northeastern customer accounts affected by the winter weather and a significant increase in unseated trucks in the current period. A net additional 1,014 revenue producing trucks were added over the same period 2013 primarily from new accounts.

Operating income decreased by 29% from a year ago. Lower productivity, higher equipment and maintenance costs and increased safety costs from the severe weather affected operating income by approximately $8 million in the current quarter. Lower productivity from unseated trucks and higher purchase transportation costs will continue into future periods until driver wages are commensurate with local market conditions and recruiting efforts are successful. These higher driver wage costs will be part of customer contract terms, however the additional costs incurred until all trucks are seated are a risk we absorb.

Integrated Capacity Solutions (ICS)

●	First Quarter 2014 Segment Revenue:	$163 million; up 33%
●	First Quarter 2014 Operating Income:	$6.1 million; up 18%

ICS revenue increased 33% vs. first quarter 2013 mostly due to a 3% increase in load volume and a 29% increase in revenue per load. Revenue grew faster than volume primarily due to a change in freight mix driven by customer demand and a significant increase in transactional business. Contractual business was approximately 59% of total load volume, but only 50% of total revenue in the current period compared to 69% and 63%, respectively, in first quarter 2013.

Operating income increased 18% over the same period in 2013 primarily from the increased revenue. Gross profit margin declined to 12.1% in the current quarter vs. 13.0% last year due to rates paid to third party carriers rising faster than rate increases passed on to contractual customers. We continue to advance our growth strategy by on-boarding and training new staff to expand our branch network. Our employee count increased 13% and total branch count increased to 24 from 16 over the same period 2013. ICS’s carrier base increased 7% compared to first quarter 2013.

Truck (JBT)

■	First Quarter 2014 Segment Revenue:	$92 million; down 9%
■	First Quarter 2014 Operating Income:	$2.4 million; up 124%

JBT revenue decreased 9% from the same quarter 2013 primarily from a 9% reduction in fleet size and lower utilization per truck from the winter weather in January and February. Rate per loaded mile, excluding fuel surcharges, increased 9% over the same period last year on a 9% shorter length of haul as short-term opportunities from the tight truck market occurred during the quarter. Rates from consistent shippers improved approximately 1% year-over-year. At the end of the current quarter our tractor count was 1,917 compared to 2,011 in 2013.

Operating income for the current quarter increased by 124% compared to the same quarter of 2013. Benefits from increased rate per loaded mile, lower personnel costs, a smaller trailer fleet and gains on equipment sales were offset by increased driver hiring costs, increases in driver and independent contractor costs per mile, higher maintenance and equipment costs per unit, and decreased productivity in January and February compared to first quarter 2013. Productivity in March recovered to March 2013 levels, however driver recruiting challenges will likely remain in future periods.

Cash Flow and Capitalization:

At March 31, 2014, we had a total of $852 million outstanding on various debt instruments compared to $593 million at March 31, 2013, and $708 million at December 31, 2013. At March 31, 2014, we had cash and cash equivalents of $124 million. On April 1, 2014, we repaid $100 million in 6.08% fixed rate Senior notes that had a maturity of July 2014.

Our net capital expenditures for the first quarter 2014 approximated $158 million compared to $115 million for the first quarter 2013.

We did not purchase any shares of our common stock during the quarter. At March 31, 2014, we had approximately $338 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2014 approximated 117 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2013. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March 31
	2014		2013
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,152,349		$1,038,940
Fuel surcharge revenues	254,559		252,647
Total operating revenues	1,406,908	100.0%	1,291,587	100.0%

Operating expenses
Rents and purchased transportation	705,414	50.1%	644,533	49.9%
Salaries, wages and employee benefits	304,394	21.6%	263,724	20.4%
Fuel and fuel taxes	119,950	8.5%	116,560	9.0%
Depreciation and amortization	68,967	4.9%	60,730	4.7%
Operating supplies and expenses	50,788	3.6%	44,914	3.5%
Insurance and claims	15,832	1.1%	12,770	1.0%
General and administrative expenses, net of asset dispositions	9,925	0.7%	10,985	0.8%
Operating taxes and licenses	8,973	0.7%	7,513	0.6%
Communication and utilities	5,358	0.5%	4,819	0.4%
Total operating expenses	1,289,601	91.7%	1,166,548	90.3%
Operating income	117,307	8.3%	125,039	9.7%
Net interest expense	6,380	0.4%	6,256	0.5%
Earnings before income taxes	110,927	7.9%	118,783	9.2%
Income taxes	42,263	3.0%	45,434	3.5%
Net earnings	$68,664	4.9%	$73,349	5.7%
Average diluted shares outstanding	118,943		119,825
Diluted earnings per share	$0.58		$0.61

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2014		2013
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$835,495	59%	$796,262	62%
Dedicated	322,042	23%	279,083	22%
Integrated Capacity Solutions	162,630	11%	122,321	9%
Truck	92,470	7%	101,845	8%
Subtotal	1,412,637	100%	1,299,511	101%
Intersegment eliminations	(5,729)	(0%)	(7,924)	(1%)
Consolidated revenue	$1,406,908	100%	$1,291,587	100%

Operating income

Intermodal	$93,171	80%	$96,794	77%
Dedicated	15,600	13%	21,946	18%
Integrated Capacity Solutions	6,125	5%	5,174	4%
Truck	2,448	2%	1,095	1%
Other (1)	(37)	(0%)	30	0%
Operating income	$117,307	100%	$125,039	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2014	2013

Intermodal

Loads	385,986	367,766
Average length of haul	1,669	1,691
Revenue per load	$2,165	$2,165
Average tractors during the period *	4,250	3,665

Tractors (end of period)
Company-owned	3,694	3,230
Independent contractor	644	482
Total tractors	4,338	3,712

Net change in trailing equipment during the period	1,585	1,343
Trailing equipment (end of period)	67,564	60,305
Average effective trailing equipment usage	65,201	55,938

Dedicated

Loads	486,671	398,299
Average length of haul	180	198
Revenue per truck per week**	$3,913	$4,149
Average trucks during the period***	6,491	5,322

Trucks (end of period)
Company-owned	5,995	5,119
Independent contractor	6	13
Customer-owned (Dedicated operated)	508	363
Total trucks	6,509	5,495

Trailing equipment (end of period)	19,188	17,466
Average effective trailing equipment usage	20,345	17,737

Integrated Capacity Solutions

Loads	103,083	99,923
Revenue per load	$1,578	$1,224
Gross profit margin	12.1%	13.0%
Employee count (end of period)	499	441
Approximate number of third-party carriers (end of period)	35,000	32,600

Truck

Loads	89,998	97,886
Average length of haul	408	449
Loaded miles (000)	36,995	43,606
Total miles (000)	43,472	51,062
Average nonpaid empty miles per load	71.6	75.4
Revenue per tractor per week**	$3,856	$3,886
Average tractors during the period *	1,892	2,083

Tractors (end of period)
Company-owned	1,245	1,190
Independent contractor	672	821
Total tractors	1,917	2,011

Trailers (end of period)	6,793	8,460
Average effective trailing equipment usage	5,831	7,416

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$124,212	$5,831
Accounts Receivable	635,111	568,519
Prepaid expenses and other	82,745	105,853
Total current assets	842,068	680,203
Property and equipment	3,399,270	3,259,814
Less accumulated depreciation	1,163,169	1,147,610
Net property and equipment	2,236,101	2,112,204
Other assets	37,556	26,997
	$3,115,725	$2,819,404

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$100,000	$250,000
Trade accounts payable	371,235	305,465
Claims accruals	77,047	68,221
Accrued payroll	65,801	72,063
Other accrued expenses	46,236	14,062
Deferred income taxes	2,485	2,485
Total current liabilities	662,804	712,296

Long-term debt	752,207	458,417
Other long-term liabilities	59,910	58,274
Deferred income taxes	572,679	577,965
Stockholders' equity	1,068,125	1,012,452
	$3,115,725	$2,819,404

Supplemental Data
(unaudited)

	March 31, 2014	December 31, 2013

Actual shares outstanding at end of period (000)	117,260	117,241

Book value per actual share outstanding at end of period	$9.11	$8.64

	Three Months Ended March 31
	2014	2013

Net cash provided by operating activities (000)	$159,045	$206,759

Net capital expenditures (000)	$158,212	$115,058